Exhibit 1.1

Vericity, Inc.

Up to 20,125,000 Shares

COMMON STOCK

($0.001 Par Value)

Subscription Price $10.00 Per Share

AGENCY AGREEMENT

April [    ], 2019

Raymond James & Associates, Inc.

222 Riverside Plaza

Suite 700

Chicago, Illinois 60606

Ladies and Gentlemen:

Vericity, Inc., a Delaware corporation (“Vericity”), Members Mutual Holding Company, an Illinois mutual insurance holding company (in both mutual and converted stock form “Members Mutual”), and Fidelity Life Association, an Illinois legal reserve life insurance company (“Fidelity,” and together with Vericity and Members Mutual, the “Vericity Parties”), hereby confirm, jointly and severally, their agreement (the “Agreement”) with Raymond James & Associates, Inc. (“Raymond James”) and Griffin Financial Group, LLC (“Griffin” and collectively with Raymond James, the “Agents”), as follows:

1. The Offering. On July 31, 2018, the Board of Directors of Members Mutual adopted a Plan of Conversion (as amended, the “Plan”), which provides for the conversion of Members Mutual from mutual to stock form (the “Conversion”), the organization of Vericity as a holding company that will own 100% of the common stock of converted Members Mutual, and the issuance of all of converted Members Mutual’s outstanding common stock to Vericity.

In connection with the Conversion, Vericity is offering between 14,875,000 and 20,125,000 shares of common stock, par value $0.001 per share (the “Common Stock”), in (i) a subscription offering (the “Subscription Offering”), (ii) a community offering (the “Community Offering”), and, if necessary, (iii) the “Standby Offering” (as defined below). The Subscription Offering, the Community Offering, and the Standby Offering are herein sometimes collectively referred to as the “Offering.”

Vericity will issue the Shares at a purchase price of $10.00 per share (the “Purchase Price”). The term “Shares” shall mean the number of shares of Common Stock actually sold in the Offering.

The shares of Common Stock to be offered in the Subscription Offering will be offered pursuant to nontransferable subscription rights to the following persons in the following order of priority: (i) to eligible members of Members Mutual, who are the policyholders under policies of insurance issued by Fidelity and in force on July 31, 2018 (“Eligible Members”); and (ii) to officers and directors of Members Mutual.

On October 5, 2018, Members Mutual, Vericity, and Fidelity Life entered into the Standby Stock Purchase Agreement (the “Standby Stock Purchase Agreement”) with Apex Holdco L.P. (the “Standby Purchaser”), an affiliate of J.C. Flowers & Co. LLC, pursuant to which the Standby Purchaser agreed, subject to certain terms and conditions, to acquire from Vericity at the Purchase Price the number of shares equal to the difference of 14,875,000 shares and the sum of (i) the number of shares of Common Stock subscribed for in the Subscription Offering and (ii) the number of shares for which orders in the Community Offering have been accepted, and, in addition, the Standby Purchaser has the right to purchase additional shares to permit the Standby Purchaser to acquire up to a majority of the Common Stock sold in the Offering (collectively, the “Standby Offering”), provided that no more than 20,125,000 Shares may be sold in the Offering.

In the event that shares of Common Stock are available for the Standby Purchaser to acquire in the Standby Offering, it is expected that the closings of the Standby Offering, the Subscription Offering, and the Community Offering will occur simultaneously.

It is acknowledged that the number of Shares to be sold in the Offering will be determined as described in the Prospectus (as hereinafter defined) and that the purchase of Shares in the Offering is subject to maximum and minimum purchase limitations as described in the Prospectus.

Vericity has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (File No. 333-        ) in order to register the Shares under the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder (the “1933 Act Regulations”) and has filed such amendments thereto as have been required to the date hereof (the “Registration Statement”). The term “Registration Statement” shall include any documents incorporated by reference therein and all financial schedules and exhibits thereto, including post-effective amendments. The prospectus, as amended, included in the Registration Statement at the time it initially becomes effective is hereinafter called the “Prospectus,” except that if any prospectus is filed by Vericity pursuant to Rule 424(b) or (c) of the 1933 Act Regulations differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time such prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

Concurrently with the execution of this Agreement (or as promptly as practicable thereafter), Vericity is delivering to the Agents copies of the Prospectus, dated [    ], 2019, of Vericity to be used in the Subscription Offering and the Community Offering.

In accordance with Section 59.1 of the Illinois Insurance Code and the rules and regulations governing the conversion of Illinois mutual insurance holding companies to stock form, as from time to time amended or supplemented (the “Illinois Conversion Law”), Members Mutual has filed with the Illinois Director of Insurance (the “Director”) an application for conversion and has filed such amendments thereto and supplementary materials as may have been required to the date hereof (such application, as amended or supplemented to date, is hereinafter referred to as the “Conversion Application”), including without limitation copies of (i) the Plan, (ii) Notice to Eligible Members of the Meeting to Vote on the Plan, together with the Proxy Statement describing the Proposed Conversion (the “Proxy Statement”), (iii) the Pro Forma Valuation Appraisal Report prepared by Boenning & Scattergood, Inc. (the “Appraisal”), and (iv) the draft Registration Statement submitted to the Commission on a confidential basis.

2. Appointment of the Agents. Subject to the terms and conditions of this Agreement, the Vericity Parties hereby appoint the Agents as their exclusive financial advisors (i) to consult with and to advise and assist the Vericity Parties with respect to the sale of the Shares in the Offering and (ii) to utilize their best efforts to solicit subscriptions and orders for the Shares and to advise and assist Vericity and Members Mutual with respect to the sale of the Shares in the Offering.

On the basis of the representations, warranties, and agreements of the Vericity Parties contained in, and subject to the terms and conditions of, this Agreement, the Agents accept such appointment and agree to consult with and advise the Vericity Parties as to the matters set forth in the letter agreement, dated April 18, 2016, as amended June 6, 2018, between Members Mutual and the Agents (the “Advisory Letter Agreement”). It is acknowledged by the Vericity Parties that the Agents shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Except as provided in this Section 2 and Section 13, the appointment of the Agents hereunder shall terminate upon consummation of the Offering, but in no event later than thirty (30) days after the end of the Subscription Offering period (the “End Date”). All fees or expenses due to the Agents but unpaid will be payable to the Agents in next day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date. In the event the Offering is extended beyond the End Date, the Vericity Parties and the Agents may agree to renew this Agreement under mutually acceptable terms.

3. Refund of Purchase Price. In the event that the Offering is not consummated for any reason by the End Date, including but not limited to the inability of Vericity to sell a minimum of 14,875,000 Shares during the Offering (including any permitted extension thereof) or such other minimum number of Shares as shall be established consistent with the Plan, this Agreement shall terminate and any persons who have subscribed for any of the Shares shall have refunded to them the full amount that has been received from such person, without interest, as provided in the Prospectus. In the event the Offering is terminated for any reason not attributable to the action or inaction of the Agents, the Agents shall be paid the fees due to the date of such termination pursuant to Sections 4(a) and (c) hereof (to the extent not already paid).

4. Fees. In addition to the expenses specified in Section 9 hereof, as compensation for the Agents’ services under this Agreement, the Agents have received or will receive the following fees from the Vericity Parties:

(a)	A retainer fee (the “Management Fee”) payable to each Agent in the amount of $150,000, which was already paid to each Agent. The Management Fee shall be deemed to have been earned when due.

(b)

A success fee (the “Success Fee”) equal to the sum of (i) 3.0% of the aggregate purchase price of Shares sold in the Standby Offering, (ii) 1.0% of the aggregate purchase price of shares sold in the Subscription Offering, excluding Shares purchased by the Vericity Parties’ officers, directors, or employees, (iii) 3.0% of the aggregate purchase price of the shares sold in the Community Offering to persons identified by the Standby Purchaser, and (iv) 6.0% of the aggregate purchase price of the shares sold in the Community Offering identified by one or more of the Agents. The Success Fee shall be divided between the Agents with 75% of the fee paid under clauses (i), (iii), and (iv) of this paragraph paid to Raymond James and 25% paid to Griffin and 100% of the fee paid under clause (ii) of this paragraph paid to Raymond James. The Management Fee will be credited against the Success Fee paid pursuant to this paragraph.

(c)

Raymond James shall also receive a fee of $25,000 for certain conversion agent services set forth in the Advisory Letter Agreement, $5,000 of which has already been paid to Raymond James and is nonrefundable, and the balance of which shall be payable to Raymond James upon the completion of the mailing of the Subscription Offering documents. The Vericity Parties will reimburse Raymond James, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its conversion agent services, subject to the limitations set forth in the Advisory Letter Agreement.

If this Agreement is terminated in accordance with the provisions of Sections 3 or 14, and the sale of Shares is not consummated, the Agents shall not be entitled to receive the fees set forth in Sections 4(b) and(c), and the Agents will return to the Vericity Parties any amounts advanced to such Agent to the extent not actually incurred by such Agent in accordance with FINRA Rule 5110(f)(2)(C). Any amount paid pursuant to Section 4(a) above shall be credited against any fees due upon termination.

5. Closing. If the minimum number of Shares required to be sold in the Offering as described in the Prospectus are subscribed for or ordered at or before the termination of the Offering, and the other conditions to the completion of the Offering set forth in Section 10 are satisfied, Vericity agrees to issue the Shares at the Closing Time (as hereinafter defined) against payment therefor by the means authorized by the Plan. Vericity shall deliver certificates evidencing ownership of the Shares (or such statements of ownership as required by law if the shares are issued in book-entry form only) in such authorized denominations and registered in such names as may be indicated on the subscription order forms directly to the purchasers thereof as promptly as practicable after the Closing Time. The Closing (the “Closing”) shall be held at the offices of Locke Lord LLP, 111 South Wacker Drive, Chicago, Illinois, or at such other place as shall be agreed upon among the Vericity Parties and the Agents, at 9:00 a.m., prevailing Chicago Time, on the business day selected by Members Mutual (the “Closing Date”), which business day shall be no less than two business days following the giving of prior notice by Members Mutual to the Agents or at such other time as shall be agreed upon by Members Mutual and the Agents. At the Closing, Vericity shall deliver to the Agents by wire transfer in same-day funds the commissions, fees and expenses owing as set forth in Sections 4 and 9 hereof and the opinions and other documents required hereby shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus; provided, however, that all out-of-pocket expenses to which the Agents are entitled under Section 9 hereof shall be due and payable upon receipt by Members Mutual at least two days prior to the Closing Date of a written accounting therefor setting forth in reasonable detail the expenses incurred by the Agents. The hour and date upon which Vericity shall release the Shares for delivery in accordance with the terms hereof is referred to herein as the “Closing Time.”

The Agents shall have no liability to any party for the records or other information provided by the Vericity Parties (or their respective agents) to the Agents for use in allocating the Shares. Subject to the limitations of Section 11 hereof, the Vericity Parties shall indemnify and hold harmless the Agents for any liability arising out of the allocation of the Shares in accordance with (i) the Plan generally, and (ii) the records or other information provided to the Agents by the Vericity Parties (or their respective agents).

6. Representations and Warranties of the Vericity Parties. The Vericity Parties jointly and severally represent and warrant to the Agents that, except as disclosed in the Prospectus:

(a)

Each of the Vericity Parties has and, as of the Closing Time, will have all such corporate power and authority as may be required to enter into this Agreement. As of the Closing Time, Vericity will have all such corporate power and authority as may be required to issue and sell the Shares as provided herein and as described in the Prospectus. Subject to the receipt of regulatory approval, the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of each of the Vericity Parties. This Agreement has been validly executed and delivered by each of the Vericity Parties and is a valid, legal and binding obligation of each of the Vericity Parties, enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.

(b)

The Registration Statement was declared effective by the Commission on _________, 2019, and no stop order has been issued with respect thereto and no proceedings therefor have been initiated or, to the knowledge of the Vericity Parties, threatened by the Commission. At the time the Registration Statement became effective, the Registration Statement (i) complied in all material respects with the 1933 Act and the 1933 Act Regulations and contained all statements required to be included therein in accordance with the 1933 Act and the 1933 Act Regulations, and (ii) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time any Rule 424(b) or (c) Prospectus was or is filed with the Commission and at the Closing Time referred to in Section 5, the Prospectus did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Vericity Parties by or on behalf of the Agents regarding the Agents or the services to be provided by the Agents expressly for use in the Registration Statement or Prospectus, which information appears in (i) the second sentence of the second paragraph under the heading “Stock Pricing and Number of Shares to be Issued” on page [8] and page [104]; (ii) the second sentence of the last paragraph under the heading “Market for the Common Stock” on page [35]; and (iii) the second sentence of the first paragraph under the heading “Marketing Arrangements” on page [108] (collectively, the “Agent Information”).

(c)

At the time of filing the Registration Statement and at the date hereof, Vericity was not, and is not, an ineligible issuer, as defined in Rule 405. At the time of the filing of the Registration Statement and at the time of the use of any issuer free writing prospectus, as defined in Rule 433(h), Vericity met the conditions required by Rules 164 and 433 for the use of a free writing prospectus. If required to be filed, Vericity has filed any issuer free writing prospectus related to the offered Shares at the time it is required to be filed under Rule 433 and, if not required to be filed, will retain such free writing prospectus in Vericity’s records pursuant to Rule 433(g) and if any issuer free writing prospectus is used after the date hereof in connection with the offering of the Shares, Vericity will file or retain such free writing prospectus as required by Rule 433.

(d)

As of the Applicable Time (as hereinafter defined), neither (i) the Issuer-Represented General Free Writing Prospectus(es) issued at or prior to the Applicable Time and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the General Disclosure Package or any Issuer-Represented Limited-Use Free Writing Prospectus in reliance upon and in conformity with written information furnished to any of the Vericity Parties by or on behalf of the Agents specifically for use therein. As used in this Paragraph and elsewhere in this Agreement:

(i)	“Applicable Time” means each and every date when a potential purchaser submitted a subscription or otherwise committed to purchase Shares.

(ii)

“Statutory Prospectus” as of any time, means the Prospectus relating to the offered Shares that is included in the Registration Statement relating to the offered Shares immediately prior to the Applicable Time, including any document incorporated by reference therein.

(iii)

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h), relating to the offered Shares that is filed or is required to be filed with the Commission by Vericity, or if not required to be filed with the Commission that is retained in Vericity’s records pursuant to Rule 433(g). The term does not include any writing exempted from the definition of prospectus pursuant to clause (g) of Section 2(a)(10) of the 1933 Act, without regard to Rule 172 or Rule 173 under the 1933 Act Regulations.

(iv)	“Issuer-Represented General Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors.

(v)

“Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Free Writing Prospectus. The term Issuer-Represented Limited-Use Free Writing Prospectus also includes any “bona fide electronic road show,” as defined in Rule 433 under the 1933 Act Regulations, that is made available without restriction pursuant to Rule 433(d)(8)(ii) under the 1933 Act Regulations or otherwise, even though not required to be filed with the Commission.

(vi)	“Permitted Free Writing Prospectus” means any free writing prospectus as defined in Rule 405 of the 1933 Act Regulations that is consented to by Vericity and the Agents.

(e)

None of the Vericity Parties has directly or indirectly distributed or otherwise used and will not directly or indirectly distribute or otherwise use any prospectus, any “free writing prospectus” (as defined in Rule 405 of the 1933 Act Regulations) or other offering material (including, without limitation, content on Vericity’s website that may be deemed to be a prospectus, free writing prospectus or other offering material) in connection with the Offering and the sale of the Shares other than any Permitted Free Writing Prospectus or the Prospectus or other materials permitted by the 1933 Act and the 1933 Act Regulations distributed by Vericity and reviewed and approved in advance for distribution by the Agents. Vericity has not, directly or indirectly, prepared or used and will not directly or indirectly, prepare or use, any Permitted Free Writing Prospectus except in compliance with the filing and other requirements of Rules 164 and 433 of the 1933 Act Regulations; assuming that such Permitted Free Writing Prospectus is so sent or given after the Registration Statement was filed with the Commission (and after such Permitted Free Writing Prospectus was, if required pursuant to Rule 433(d) under the Act, filed with the Commission), the sending or giving, by the Agent, of any Permitted Free Writing Prospectus will satisfy the provisions of Rules 164 and 433 (without reliance on subsections (b), (c) and (d) of Rule 164).

(f)

Each Issuer-Represented Free Writing Prospectus, as of its date of first use and at all subsequent times through the completion of the Offering and sale of the offered Shares or until any earlier date that Vericity notified or notifies the Agent (as described in the next sentence), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, including any document incorporated by reference therein that has not been superseded or modified. If at any time following the date of first use of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the offered Shares or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, Vericity has notified or will notify promptly the Agents so that any use of such Issuer-Represented Free-Writing Prospectus may cease until it is amended or supplemented, and Vericity has promptly amended or will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer-Represented Free Writing Prospectus based upon and in conformity with written information furnished to any of the Vericity Parties by the Agents specifically for use therein.

(g)

The Conversion Application has been prepared by the Vericity Parties and filed with the Director. The Plan has been approved by the Director. The Plan complies in all material respects with the Illinois Conversion Law, except to the extent waived in writing by the Director, and the Proxy Statement (taken together with the Prospectus) does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)

No order has been issued by the Department, the Commission, or any other state or federal regulatory authority, preventing or suspending the use of the Registration Statement, the Prospectus, the Proxy Statement or any supplemental sales literature for use in connection with the Offering, and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Offering is pending or, to the knowledge of the Vericity Parties, threatened.

(i)

The Plan has been duly adopted by the Board of Directors of Members Mutual, and at the Closing Time the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Illinois Conversion Law, except to the extent waived or otherwise approved by the Director, and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon the Vericity Parties by the Director or the Commission (other than those which the regulatory authority permits to be completed after the Conversion) and in the manner described in the Prospectus. To the knowledge of the Vericity Parties, no person has sought to obtain review of the final action of any state or federal regulatory authority with respect to the Plan or the Offering.

(j)

Boenning & Scattergood, Inc., which prepared the Appraisal in connection with the Offering, has advised the Vericity Parties in writing that it believes it is independent with respect to each of the Vericity Parties. The Vericity Parties believe that Boenning & Scattergood, Inc. is qualified within the meaning of the Illinois Conversion Law.

(k)

Deloitte & Touche LLP, which certified the financial statements included in the Registration Statement, has advised the Vericity Parties that it is an independent registered public accounting firm within the meaning of the Code of Ethics of the American Institute of Certified Public Accountants (the “AICPA”), that it is registered with the Public Company Accounting Oversight Board (“PCAOB”), and that it is, with respect to each of the Vericity Parties, an independent certified public accountant within the meaning of, and is not in violation of the auditor independence requirements of the 1933 Act, the 1933 Act Regulations, the regulations of the PCAOB and the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(l)

The consolidated financial statements, schedules and notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the financial condition and retained earnings of Members Mutual and its subsidiaries as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of the 1933 Act Regulations, Regulation S-X of the Commission and accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods presented except as otherwise noted therein, and present fairly in all material respects the information required to be stated therein. The other financial, statistical and pro forma information and related notes included in the

Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.

(m)

Since the respective dates as of which information is given in the Registration Statement, including the Prospectus, other than disclosed therein: (i) there has not been any material adverse change in the financial condition or in the earnings, capital, properties, or business affairs of the Vericity Parties taken as a whole, whether or not arising in the ordinary course of business (“Material Adverse Effect”); and (ii) except for transactions specifically referred to or contemplated in the Prospectus, there have not been any material transactions entered into by any of the Vericity Parties, other than those in the ordinary course of business. The capitalization, liabilities, assets, properties and business of the Vericity Parties taken as a whole conform in all material respects to the descriptions thereof contained in the Prospectus.

(n)

Vericity is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and is, and as of the Closing Date will be, qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, Vericity will be in good standing under the laws of the State of Delaware and will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and all such licenses, permits and governmental authorizations are in full force and effect, and Vericity is, and as of the Closing Date will be, in compliance therewith in all material respects. Upon completion of the Conversion, Vericity will own all of the outstanding shares of capital stock of converted Members Mutual free and clear of all security interests, pledges or other encumbrances. Members Mutual owns all of the outstanding shares of capital stock of Vericity Holdings, Inc. free and clear of all security interests, pledges or other encumbrances. There are no outstanding options, warrants or other rights to purchase any securities of Vericity Holdings, Inc. or any of the Vericity Parties except as disclosed in the Prospectus.

(o)

Members Mutual is a mutual holding company duly organized and validly existing under the laws of the State of Illinois, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and is, and as of the Closing Date will be, qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, Members Mutual will be in good standing under the laws of the State of Illinois and will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and all such licenses, permits and governmental authorizations are in full force and effect, and Members Mutual is, and at the Closing Date will be, in compliance therewith in all material respects.

(p)

Efinancial, LLC is a limited liability company duly organized and validly existing under the laws of the State of Washington (“Efinancial”), with power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and is, and as of the Closing Date will be, qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, Efinancial will be in good standing under the laws of the State of Washington and will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and all such licenses, permits and governmental authorizations are in full force and effect, and Efinancial is, and as of the Closing Date will be, in compliance therewith in all material respects. All of the issued and outstanding membership interests in Efinancial are duly and validly issued and fully paid and nonassessable, and are, and as of the Closing Time will be, owned by Vericity Holdings, Inc. free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. Efinancial does not own equity securities or any equity interest in any other material business enterprise except as otherwise described in the Prospectus.

(q)

Fidelity is a duly incorporated and validly existing Illinois legal reserve life insurance company with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus; the activities of Fidelity as of the date hereof are, and as of the Closing Time will be, permitted by the rules and regulations of the Department; Fidelity has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and other governmental authorizations are and, as of the Closing Time will be, in full force and effect and Fidelity is and, as of the Closing Time will be, in good standing under the laws of the State of Illinois; all of the issued and outstanding capital stock of Fidelity is duly and validly issued and fully paid and nonassessable; and Vericity Holdings, Inc. directly owns all of such capital stock, and as of the Closing Time will directly own, all of such capital stock free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. Fidelity does not own equity securities or any equity interest in any other material business enterprise except as otherwise described in the Prospectus.

(r)

The authorized capital stock of Vericity consists of 30,000,000 shares of Common Stock, par value $0.001 per share. Upon consummation of the Offering, the issued and outstanding Common Stock of Vericity will be within the range set forth in the Prospectus under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus); and the shares of Common Stock to be subscribed for in the Offering have been duly and validly authorized for issuance and, when issued and delivered by Vericity pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares is not subject to preemptive rights, except for the Subscription Rights granted pursuant to the Plan; and the terms and provisions of the Shares will conform in all material respects to the description thereof contained in the Prospectus.

(s)

Upon consummation of the Conversion, the authorized capital stock of Members Mutual will be 1,000 shares of common stock, par value $1.00 per share (the “Members Mutual Common Stock”), and no shares of Members Mutual Common Stock have been or will be issued prior to the Closing Time. The shares of Members Mutual Common Stock to be issued to Vericity will have been duly authorized for issuance and, when issued and delivered by Members Mutual, will be duly and validly issued and fully paid and nonassessable, and all such Members Mutual Common Stock will be owned beneficially and of record by Vericity, free and clear of any security interest, mortgage, pledge, lien, encumbrance or legal or equitable claim; the certificates representing the shares of Members Mutual Common Stock will conform with the requirements of applicable laws and regulations (if any).

(t)

None of the Vericity Parties is and, as of the Closing Time, none of the Vericity Parties will be, in, nor will the consummation of the transactions contemplated herein result in, (i) violation of its respective charter, certificate or articles of incorporation, certificate of organization, operating agreement or bylaws (collectively, the “Organizational Documents”), (ii) material default in the performance or observance of any material obligation, agreement, covenant, or condition contained in any material contract, lease, loan agreement, indenture or other instrument to which any of them is a party or by which any of them, or any of their respective properties, may be bound (the “Material Contracts”), or (iii) violation of any applicable law, rule, judgment, directive, decree, or order, except for such violations or defaults that would not have a Material Adverse Effect. To the knowledge of the Vericity Parties, the Material Contracts are in full force and effect and no other party to any such Material Contracts has instituted or threatened any action or proceeding wherein any of the Vericity Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Vericity Parties, would have a Material Adverse Effect.

(u)

The Vericity Parties have good and marketable title to all assets which are material to the businesses of the Vericity Parties and to those assets described in the Prospectus as owned by them, free and clear of all material liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or which do not have a Material Adverse Effect, and all of the leases and subleases which are material to the businesses of the Vericity Parties, as described in the Registration Statement or Prospectus, are in full force and effect.

(v)

During the past three (3) years, the Vericity Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the Department and the Commission), except where the failure to so comply would not reasonably be expected to result in any Material Adverse Effect, and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of any of the Vericity Parties, threatened, which would reasonably be expected to materially and adversely affect the Offering, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in a Material Adverse Effect.

(w)

The Vericity Parties have received an opinion of their counsel, Locke Lord LLP, with respect to the legality of the Shares, as described in the Registration Statement and the Prospectus, and the facts and representations upon which such opinions are based are truthful, accurate and complete in all material respects. All material aspects of the aforesaid opinion are accurately summarized in the Prospectus. None of the Vericity Parties has taken or will take any action inconsistent with such opinions.

(x)

The Vericity Parties have timely filed all required federal and state tax returns, have paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, have made adequate reserves for similar future tax liabilities, and, to the knowledge of the Vericity Parties, no deficiency has been asserted with respect thereto by any taxing authority.

(y)

No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Vericity Parties of this Agreement and the issuance of the Shares, except for (i) the non-objection of FINRA, and (ii) any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered for sale.

(z)

None of the Vericity Parties has: (i) issued any securities within the last 18 months (except for notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus); (ii) had any dealings with respect to sales of securities within the 18 months prior to the date hereof with any member of FINRA, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; (iii) entered into a financial advisory agreement except for the Advisory Letter Agreement and as contemplated hereunder; or (iv) engaged any intermediary between the Agents and the Vericity Parties in connection with the Offering, and no person is being compensated in any manner for such services.

(aa)	To the knowledge of the Vericity Parties, none of the Vericity Parties has made any payment of funds of the Vericity Parties as a loan to any person for the purchase of Shares.

(bb)

Members Mutual and its subsidiaries comply in all material respects with any applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder. Fidelity and Efinancial have established compliance programs and are in compliance in all material respects with the requirements of the USA PATRIOT Act and all applicable regulations promulgated thereunder, and there is no charge, investigation, action, suit or proceeding before any court, regulatory authority or governmental entity or body pending or, to the knowledge of the Vericity Parties, threatened regarding compliance by Efinancial or Fidelity with the USA PATRIOT Act or any regulations promulgated thereunder.

(cc)	The membership records of Members Mutual, including, without limitation, as to Eligible Members, are accurate and complete in all material respects.

(dd)

Except for any such violations or liabilities that would not have a Material Adverse Effect, the Vericity Parties comply with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other federal, state or local environmental laws and regulations; no action, suit, regulatory investigation or other proceeding is pending, or to the knowledge of the Vericity Parties, threatened against the Vericity Parties relating to environmental protection, nor do the Vericity Parties have any reason to believe any such proceedings may be brought against any of them; and no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Vericity Parties.

(ee)

(A) the employee benefit plans, including employee welfare benefit plans, of the Vericity Parties (the “Employee Plans”) have been operated in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), all regulations, rulings and announcements promulgated or issued thereunder and all other applicable laws and governmental regulations, (B) no reportable event under Section 4043(c) of ERISA has occurred with respect to any Employee Plan of the Vericity Parties for which the reporting requirements have not been waived, (C) no prohibited transaction under Section 406 of ERISA, for which an exemption does not apply, has occurred with respect to any Employee Plan of the Vericity Parties, and (D) all Employee Plans that are group health plans have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code, except to the extent such noncompliance, reportable event or prohibited transaction would not have, individually or in the aggregate, a Material Adverse Effect. There are no pending or, to the knowledge of the Vericity Parties, threatened, claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan or by any governmental authority, or otherwise involving such Employee Plans or any of their respective fiduciaries (other than for routine claims for benefits). Each of the Vericity Parties has fulfilled, in all material respects, its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations promulgated thereunder with respect to any “plan” (as defined in Section 3(3) of ERISA and the regulations thereunder), which is maintained by any of the Vericity Parties for their employees, and any such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the regulations thereunder. None of the Vericity Parties has incurred any unpaid liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan.

(ff)	Vericity has applied for approval, subject to completion of the Offering, to have the Shares listed on the NASDAQ Stock Market effective as of the Closing Time.

(gg)

Except as disclosed in the Prospectus, all material reinsurance treaties or agreements to which Fidelity is a party or is a named reinsured are in full force and effect. Neither Fidelity, nor, to the knowledge of the Vericity Parties, any other party thereto, is in default under any such agreement, and no party may terminate any such agreement by reason of the transactions contemplated by the Plan.

(hh)

Vericity has filed a registration statement on Form 8-A to register the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and pursuant to Form 8-A such registration statement shall be effective concurrent with the effectiveness of the Registration Statement.

(ii)

There is no contract or other document of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required.

(jj)

The Vericity Parties maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to cash and other liquid assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded ledger assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books, records and accounts and systems of internal accounting control of Vericity, Members Mutual, Efinancial and their respective subsidiaries comply in all material respects with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Vericity has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that the information it will be required to disclose in the reports it files or submits under the 1934 Act is accumulated and communicated to Vericity’s management (including Vericity’s principal executive officer and principal financial officer) in a timely manner and recorded, processed, summarized and reported within the periods specified in the Commission’s rules and forms. To the knowledge of the Vericity Parties, Deloitte Touche LLP and the Audit Committee of the Board of Directors have been advised of: (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect Vericity’s ability to record, process, summarize, and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal accounting controls of Vericity, Members Mutual, Efinancial and their respective subsidiaries.

(kk)

Except as described in the Prospectus, (i) there are no contractual encumbrances or contractual restrictions or regulatory restrictions on the ability of any of the Vericity Parties to pay dividends or make any other distributions on its capital stock, and (ii) there are no contractual encumbrances or contractual restrictions on the ability of the Vericity Parties (A) to pay any indebtedness owed to the Vericity Parties, (B) to make any loans or advances to, or investments in, the Vericity Parties, or (C) to transfer any of its property or assets to the Vericity Parties.

(ll)

None of the Vericity Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, or as an “investment advisor” under the Investment Advisor Act of 1940, as amended.

(mm)	The Vericity Parties have taken all actions necessary to obtain at the Closing Time a blue sky memorandum from Stevens & Lee, P.C.

(nn)

The Vericity Parties carry, or are covered by, insurance in such amounts and covering such risks as the Vericity Parties deem reasonably adequate for the conduct of their respective businesses and the value of their respective properties.

(oo)	The Vericity Parties have not relied upon the Agents or their legal counsel for any legal, tax or accounting advice in connection with the Conversion.

(pp)

The statistical and market related data contained in any Permitted Free Writing Prospectus, the Prospectus and the Registration Statement are based on or derived from sources which the Vericity Parties believe were reliable and accurate at the time they were filed with the Commission. No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement, the Prospectus, or any Permitted Free Writing Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(qq)

None of Vericity, Members Mutual, or any of its subsidiaries nor, to the knowledge of Members Mutual, any other person associated with or acting on behalf of Members Mutual or any of its subsidiaries has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Any certificates signed by an officer of any of the Vericity Parties and delivered to the Agents or their counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Vericity Parties to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

7. Representations and Warranties of the Agents. Each Agent, severally and not jointly, represents and warrants to the Vericity Parties that:

(a)

Such Agent is duly organized and is validly existing in good standing under the laws of the state of its organization, with full power and authority to provide the services to be furnished to the Vericity Parties hereunder.

(b)

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Agent, and this Agreement and the Advisory Letter Agreement are the legal, valid and binding agreement of such Agent, enforceable in accordance with their terms except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.

(c)

Such Agent and each of its employees, agents and representatives who shall perform any of the services hereunder has, and until the Offering is completed or terminated shall maintain, all licenses, approvals and permits necessary to perform such services.

(d)

No action, suit, charge or proceeding before the Commission, FINRA, any state securities commission or any court is pending, or to the knowledge of such Agent threatened, against such Agent which, if determined adversely to such Agent, would have a material adverse effect upon the ability of such Agent to perform its obligations under this Agreement.

(e)	Such Agent is registered as a broker/dealer pursuant to Section 15(b) of the 1934 Act and is a member of FINRA.

(f)

Any funds received in the Offering by such Agent from prospective purchasers of the Shares shall be delivered by such Agent to Computershare Trust Company, N. A., as escrow agent (the “Escrow Agent”) for deposit in the escrow account established under the Escrow Agreement dated January 18, 2019, by and among Vericity, Raymond James, and the Escrow Agent (the “Escrow Agreement”), by noon of the next business day after receipt by the Agent, together with a written account of each purchaser which sets forth, among other things, the name and address of the purchaser, the number of Shares for which subscriptions or orders have been placed and the amount paid therefor. Any checks received by the Agent that are made payable to any party other than the Escrow Agent , shall be returned to the purchaser who submitted the check and not accepted.

8. Covenants of the Vericity Parties. The Vericity Parties hereby jointly and severally covenant with the Agents as follows:

(a)

Vericity will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agents and their counsel an opportunity to review such amendment or supplement or, except as may be required by law, file any amendment or supplement to which amendment or supplement the Agents or their counsel shall reasonably object. Vericity will furnish promptly to the Agents and its counsel copies of all correspondence from the Commission with respect to the Registration Statement and Vericity’s responses thereto.

(b)

Vericity represents and agrees that, unless it obtains the prior consent of the Agents, and the Agents represent and agree that, unless they obtain the prior consent of Vericity, they have not made and will not make any offer relating to the offered Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by Vericity and the Agents is hereinafter referred to as a “Permitted Free Writing Prospectus.” Vericity represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. Vericity need not treat any communication as a free writing prospectus if it is exempt from the definition of prospectus pursuant to Clause (a) of Section 2(a)(10) of the 1933 Act without regard to Rule 172 or 173.

(c)

The Vericity Parties will use commercially reasonable efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and will immediately upon receipt of any information concerning the events listed below notify the Agents (i) when the Registration Statement, as amended, has become effective; (ii) of any request by the Commission or any other governmental entity for any amendment or supplement to the Registration Statement, or of any request for additional information; (iii) of the issuance by the Commission or any other governmental agency of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Vericity Parties under the 1933 Act, the 1933 Act Regulations, the 1934 Act, and the rules and regulations of the Commission promulgated under the 1934 Act (the “1934 Act Regulations”), the Illinois Conversion Law or any other applicable law; or (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the initiation of any proceedings for that purpose.

(d)

The Vericity Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Offering and the transactions contemplated thereby imposed by the Commission or the Director, by applicable state law and regulations (including without limitation the Illinois Conversion Law), and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, and 1934 Act Regulations, FINRA, and the NASDAQ Stock Market, to be complied with prior to or subsequent to the Closing Time; and during the period when the Prospectus is required to be delivered under the 1933 Act Regulations, the Vericity Parties will comply in all material respects, at their own expense, with all material requirements imposed upon them by the Commission or the Director, by applicable state law and regulations and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, and the 1934 Act Regulations, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in the Shares during such period in accordance with the provisions hereof and the Prospectus. If an updated valuation of the Company is prepared by Boenning & Scattergood, Inc. following the Offering and the value of Members Mutual determined by such updated valuation is not within the valuation range set forth in the Prospectus at the time of effectiveness and Vericity decides to resolicit subscriptions, Vericity will promptly prepare and file with the Commission a post-effective amendment to the Registration Statement relating to the results of the updated valuation prior to any resolicitation of subscriptions.

(e)

Within the time period during which the Prospectus relating to the Shares is required to be delivered under the 1933 Act Regulations, the Vericity Parties will inform the Agents of any event or circumstances of which they are or become aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Vericity Parties and in the reasonable opinion of the Agents’ counsel, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Vericity Parties will, at their expense, prepare and file with the Commission, as necessary under applicable federal and state rules and regulations, and furnish to the Agents a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance reasonably satisfactory to the Agents and their counsel after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Vericity Parties will furnish such information with respect to itself as the Agents may from time to time reasonably request.

(f)

Pursuant to the terms of the Plan, Vericity will endeavor in good faith, in cooperation with the Agents, to register or to qualify the Shares for offer and sale or to exempt such Shares from registration and to exempt Vericity and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offering will be conducted; provided, however, that Vericity shall not be obligated to file any general consent to service of process, to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified, or to register its directors or officers as brokers, dealers, salesmen, or agents in any jurisdiction. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, Vericity will make and file such statements and reports as are or may be required by the laws of such jurisdiction as a result of, or in connection with, such registration or qualification for a period of one year from the effective date of the Registration Statement.

(g)

Vericity will not sell or issue, contract to sell or otherwise dispose of, for a period of 180 days after the date hereof, without the Agents’ prior written consent, which consent shall not be unreasonably withheld, any shares of Common Stock other than in connection with any employee benefit plan or arrangement described in the Prospectus.

(h)

For the period of three years from the date of this Agreement (and provided that Vericity is subject to the reporting requirements under Section 15(d) or Section 13 of the Exchange Act), Vericity will furnish to the Agents upon request (i) a copy of each report of Vericity furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system or the NASDAQ Stock

Market on which any class of securities of Vericity is listed or quoted, (ii) a copy of each report of Vericity mailed to holders of Common Stock or non-confidential report filed with the Commission, the Department, or any other supervisory or regulatory authority or any national securities exchange or system or the NASDAQ Stock Market on which any class of the securities of Vericity is listed or quoted, and (iii) each press release and material news item and article released by the Vericity Parties; provided that, any information or documents available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System shall be considered furnished for purposes of this Section 8(h).

(i)	The Vericity Parties will use the net proceeds from the sale of the Shares substantially in the manner set forth in the Prospectus under the caption “USE OF PROCEEDS.”

(j)

Vericity will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, and the laws of any state in which the shares are qualified for sale.

(k)

Prior to the Closing Time, Vericity shall register its Common Stock under Section 12(b) of the 1934 Act, as amended, and will request that such registration statement be effective as of the Closing Time. Vericity will use commercially reasonable efforts to list, subject to notice of issuance, the Shares on the NASDAQ Stock Market.

(l)

For so long as the Common Stock is registered under the 1934 Act, Vericity will furnish to its stockholders after the end of each fiscal year, in the time periods prescribed by applicable law and regulations, such reports and other information as are required to be furnished to its stockholders under the 1934 Act (including consolidated financial statements of Vericity and its subsidiaries, certified by independent public accountants).

(m)	Vericity will report the use of proceeds of the Offering in accordance with Rule 463 under the 1933 Act.

(n)	The Vericity Parties will promptly deliver to Raymond James all funds received by any of the Vericity Parties from persons mailing subscriptions for or orders to purchase Shares.

(o)

Until the Closing Time, the Vericity Parties will take such actions and furnish such information as are reasonably requested by the Agents in order for the Agents to ensure compliance with Rule 5130 of FINRA.

(p)

The Vericity Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders including, all decisions, directives and orders of the Commission and the Department.

(q)

The Vericity Parties shall comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Plan and the transactions contemplated thereby imposed by the Commission, the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with subsequent to the Closing Time. Vericity will comply in all material respects with all provisions of all undertakings contained in the Registration Statement.

(r)

The Vericity Parties will not amend the Plan in any manner that would materially affect the sale of the Shares or the terms of this Agreement without the consent of the Agents, which consent shall not be unreasonably withheld or delayed.

(s)

Vericity shall provide the Agents with any information necessary to assist with the allocation of the Shares in the Offering in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

(t)

Vericity will not deliver the Shares until the Vericity Parties have satisfied or caused to be satisfied each condition set forth in Section 10 hereof, unless such condition is waived in writing by the Agents.

(u)

Immediately upon completion of the sale by Vericity of the Shares contemplated by the Plan and the Prospectus, all of the issued and outstanding shares of capital stock of Members Mutual shall be owned by Vericity.

(v)

Prior to the Closing Time, the Plan shall have been approved by the eligible voting members of Members Mutual in accordance with the provisions of the Illinois Conversion Law and Members Mutual’s articles and bylaws.

(w)

On or before the Closing Time, the Vericity Parties will have completed all conditions precedent to the Offering specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon any of the Vericity Parties by the Department, the Commission or any other regulatory authority and in the manner described in the Prospectus.

(x)	If required and not previously filed with the Commission, Vericity will promptly file the Prospectus and any supplemental sales literature with the Commission.

9. Payment of Expenses. The Vericity Parties will pay for all expenses in connection with the Offering customarily borne by issuers, including without limitation: (a) the preparation, printing, filing, delivery and shipment of the Registration Statement, including the Prospectus, and all amendments and supplements thereto, and all filing fees related thereto; (b) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by Vericity under the securities or “blue sky” laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (c) the filing fees of FINRA related to the Agent’s fairness filing under Rule 5110 (or any successor rule of FINRA); (e) fees and expenses related to the preparation of the Appraisal; (f) fees and expenses related to auditing and accounting services; (g) costs of printing and distributing the Prospectus and other offering materials and operational expenses for the stock information center; and (h) transfer agent fees and costs of preparation and distribution of stock certificates or statements of ownership of uncertificated shares. In the event that the Agents incur any out-of-pocket expenses on behalf of the Vericity Parties, the Vericity Parties will pay or reimburse the Agents for such expenses regardless of whether the Offering is successfully completed. The Vericity Parties also agree to reimburse the Agents for reasonable legal fees and expenses provided that such legal fees and expenses will not exceed $207,500 unless otherwise agreed to in writing by Members Mutual. Not later than two days prior to the Closing Time, the Agents will provide the Vericity Parties with a detailed accounting of all reimbursable expenses to be paid at the Closing.

10. Conditions to the Agents’ Obligations. The obligations of the Agents hereunder and the occurrence of the Closing are subject to the conditions that (i) all representations and warranties of the Vericity Parties herein contained are, at and as of date hereof and at and as of the Closing Time, true and correct in all material respects, and (ii) the Vericity Parties shall have performed all of their obligations hereunder to be performed on or before such dates, and to the following further conditions:

(a)

The Registration Statement shall have been declared effective by the Commission, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to any of the Vericity Parties’ knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Conversion shall have been issued or proceedings therefor initiated or, to any of the Vericity Parties’ knowledge, threatened by the Department, the Commission, or any other governmental body. The Plan shall have been approved by the Director.

(b)	At the Closing Time, the Agents shall have received:

(1) The opinion, dated as of the Closing Time, of Locke Lord LLP, as counsel to the Vericity Parties, in form and substance satisfactory to counsel for the Agents, to the effect that:

(i)

Vericity has been incorporated and is a corporation existing and in good standing under the General Corporation Law of the State of Delaware, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus.

(ii)

Prior to the Closing Time Members Mutual was an Illinois domiciled mutual holding company organized under 215 ILCS 5/59.2, and after the Closing Time will be an Illinois domiciled stock company that converted an Illinois domiciled mutual holding company organized under 215 ILCS 5/59.1, with corporate power and authority as specified in 215 ILCS 5/59.2 (10)-(13) and 215 ILCS 5/59.1(11), respectively.

(iii)

The authorized capital stock of Vericity consists of 30,000,000 shares of Common Stock, $0.001 par value. Immediately upon consummation of the Offering, (a) the issued and outstanding capital stock of Vericity will be within the range set forth in the Prospectus under the caption “Capitalization”; (b) the shares of Common Stock of Vericity sold in the Offering will have been duly and validly authorized for issuance, and when issued and delivered by Vericity pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be fully paid and nonassessable; and (c) the issuance of the shares of Common Stock of Vericity will not be subject to preemptive rights under the certificate of incorporation or bylaws of Vericity or the General Corporation Law of the State of Delaware.

(iv)	This Agreement has been authorized, executed and delivered by the Vericity Parties.

(v)	The Plan has been adopted by the Board of Directors of Members Mutual in the manner required by Members Mutual’s articles of incorporation and bylaws and the Illinois Conversion Law.

(vi)

The Registration Statement has become effective under the 1933 Act. To such counsel’s knowledge, based solely on a review of the Stop Orders page of the Commission’s website (http;//www.sec.gov/litigation/stoporders.shtml) on the date hereof, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act, or notice objecting to its use pursuant to Rule 401(g)(2) has been issued by the Commission.

(vii)

The Registration Statement and the Prospectus, as of their most recent effective or issue dates (other than the financial statements, related notes and schedules and other financial or statistical data derived therefrom or assessments of or reports on the effectiveness of internal control over financial reporting included or incorporated by reference therein or omitted therefrom, and the appraisal valuation, all as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act.

(viii)

The information in the Prospectus under the captions “BUSINESS — Regulation,” and “DESCRIPTION OF CAPITAL STOCK,” in so far as they purport to summarize certain matters of law constitute fair summaries of such matters of law in all material.

(ix)

None of the Vericity Parties is, and after receipt of payment for the Shares and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Prospectus will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

In rendering such opinion, such counsel may rely as to matters of fact, without independent investigation, on certificates of responsible officers of the Vericity Parties (to the extent relevant) and public officials, provided copies of any such certificates are delivered to Agents together with the opinion to be rendered hereunder. Such opinion may be limited to the laws of Illinois and Delaware and the federal securities laws of the United States of America, as applicable, and such opinion will not be deemed to be rendering any opinion or any other statements regarding the laws of any other state.

(2) A letter of Locke Lord LLP addressed to the Agents to the effect that during the preparation of the Registration Statement, the General Disclosure Package, and the Prospectus, representatives of Locke Lord LLP participated in conferences with certain officers of and other representatives of the Vericity Parties, counsel to the Agents, representatives of the independent public accounting firm for the Vericity Parties and representatives of the Agents at which the contents of the Registration Statement, the General Disclosure Package, and the Prospectus and related matters were discussed, and although (without limiting the opinions provided pursuant to Section 10(b)(1)(ix)) Locke Lord LLP has not independently verified and are not passing upon and assumes no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package, and Prospectus, solely on the basis of the information obtained in the course of engagement as counsel (and relying as to factual matters on the statements of and information provided by officers and other representatives of the Vericity Parties), nothing has come to the attention of the representatives of Locke Lord LLP providing services to the Company that would lead them to believe (i) that the Registration Statement at the time the Registration Statement became effective under the 1933 Act, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) that the General Disclosure Package, as of the Applicable Time, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) that the Prospectus, at the time it was filed with the Commission pursuant to Rule 424(b) under the 1933 Act or as of the date of the letter, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that counsel need not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package and the Prospectus, and counsel need not express any belief with respect to the financial statements, related notes and schedules and other financial and statistical data included, statistical or appraisal methodology employed, or information concerning internal controls over financial reporting contained in, the Registration Statement, Prospectus or General Disclosure Package or in each case omitted therefrom).

(3) The opinion, dated as of the Closing Time, of John Buchanan, general counsel to the Vericity Parties, in form and substance satisfactory to counsel for the Agents, to the effect that:

(i)

Efinancial is a duly organized and validly subsisting limited liability company under the laws of the State of Washington, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus.

(ii)

Fidelity is an Illinois legal reserve life insurance company duly incorporated and validly subsisting under the laws of the State of Illinois with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder. Fidelity has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the State of Illinois and each other jurisdiction in which it is licensed to carry on an insurance business.

(iii)	Immediately prior to the Closing Time, Vericity has one share of capital stock issued and outstanding that is owned by Members Mutual.

(4) The favorable opinion, dated as of the Closing Time, of counsel for the Agents, with respect to such matters as the Agents may reasonably require; such opinion may rely, as to matters of fact, upon certificates of officers and directors of the Vericity Parties delivered pursuant hereto or as such counsel may reasonably request, and the Agents agree that such opinion may rely upon the opinion of counsel to the Vericity Parties or other counsel acceptable to the Agents.

(5) A blue sky memorandum from Stevens & Lee, P.C. addressed to the Vericity Parties and the Agents relating to the Offering, including the Agents’ participation therein. The Blue Sky Memorandum will address the necessity of obtaining or confirming exemptions, qualifications or the registration of the Shares under applicable state securities law.

(c)

Concurrently with the execution of this Agreement, the Agents shall receive a letter from Deloitte Touche LLP, dated the date hereof and addressed to the Agents, in the form set forth in Exhibit A hereto.

(d)

At the Closing Time, the Agents shall receive a letter from Deloitte Touche LLP dated the Closing Time, addressed to the Agents, confirming the statements made by its letter delivered by it pursuant to subsection (c) above, the “specified date” referred to in clause (iii)(C) and (D) thereof to be a date specified in such letter, which shall not be more than three business days prior to the Closing Time.

(e)	At the Closing Time, the Shares shall have been approved for listing on the NASDAQ Stock Market.

(f)

At the Closing Time, counsel to the Agents shall have been provided with (i) corporate good standing certificates with respect to the Vericity Parties and Efinancial, (ii) copies of the articles of incorporation or certificates of formation or organization with respect to the Vericity Parties and Efinancial, certified by the jurisdiction in which such entity is incorporated or organized, (iii) copies of bylaws or operating agreements respect to the Vericity Parties and Efinancial and resolutions of the board of directors or board of managers of such entities with respect to entering into this Agreement and, with respect to Vericity, the issuing of the Shares, certified by the corporate secretary of such entity.

(g)

At the Closing Time, the Agents shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of Vericity, dated as of the Closing Time, to the effect that: (i) they have examined the Prospectus and, based on their knowledge, at the time the Prospectus became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) since the date the Prospectus became authorized for final use, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any event constituting a Material Adverse Effect; (iii) since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, there has been no Material Adverse Effect; (iv) the representations and warranties contained in Section 6 of this Agreement are true and correct in all material respects with the same force and effect as though made at and as of the Closing Time; (v) each of the Vericity Parties has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time including the conditions contained in this Section 10; (vi) no stop order suspending the effectiveness of the Registration Statement has been issued or, to their knowledge, is threatened, by the Commission or any other governmental body; (vii) no order suspending the Offering, the Conversion or the use of the Prospectus has been issued and, to their knowledge, no proceedings for any such purpose have been initiated or threatened by the Department, the Commission, or any other federal or state authority; and (viii) to their knowledge, no person has sought to obtain regulatory or judicial review of the final action of the Director with respect to the Plan.

(h)

Between the date hereof and the Closing Time, there shall not have been any material change, or any development that has occurred involving a Material Adverse Effect, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which is in the Agents’ reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

(i)

At or prior to the Closing Time, the Illinois Director of Insurance shall have issued a letter or order (i) to Members Mutual, which shall have the force of approving the Plan, and (ii) to the Standby Purchaser approving the acquisition by the Standby Purchaser of greater than 10% of the outstanding shares of common stock of Vericity.

(j)

Subsequent to the date hereof and until the Closing Time, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or in the over-the-counter market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or FINRA or by order of the Commission or any other governmental authority other than temporary trading halts (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day, and (C) which, when combined with all other such halts occurring during the previous five business days, total less than three; (ii) a general moratorium on the operations of federally-insured financial institutions or general moratorium on the withdrawal of deposits from federally-insured financial institutions declared by either federal or state authorities; or (iii) any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of any of (i) through (iii) herein, in the reasonable judgment of the Agents, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.

(k)

In the event that subscriptions and orders for less than 14,875,000 shares of Common Stock are received and accepted in the Subscription Offering and the Community Offering, the closing of the Standby Offering pursuant to the terms and conditions of the Standby Purchase Agreement shall be consummated simultaneously with the Closing hereunder

All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agents and the Vericity Parties.

11. Indemnification.

(a)

The Vericity Parties jointly and severally agree to indemnify and hold harmless the Agents, and their respective officers, directors, agents, and employees and each person, if any, who controls such Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of Paragraph (c) below), joint or several, that the Agents or any of such officers, directors, agents, employees and controlling persons (collectively, the “Related Persons”) may suffer or to which the Agents or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agents and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by the Agents or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the General Disclosure Package, the Proxy Statement, any Issuer-Represented Free Writing Prospectus or any blue sky application or other instrument or document executed by any of the Vericity Parties or based upon written information supplied by any of the Vericity Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof of to claim an exemption therefrom (collectively, the “Blue Sky Applications”), or any application or other document, advertisement, or communication (“Sales Information”) prepared, made or executed by or on behalf of any of the Vericity Parties with its consent or based upon written or oral information furnished by or on behalf of any of the Vericity Parties, whether or not filed in any jurisdiction in order to qualify or register the Shares under the securities laws thereof or to claim an exemption therefrom, (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus, or any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records of policy holders, including without limitation, Eligible Members, or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this Paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering made in reliance upon and in conformity with written information furnished to the Vericity Parties by the Agents or their respective representatives with respect to the Agents expressly for use in any such document (or any amendment or supplement thereto); provided, that it is agreed and understood that the only information furnished in writing to the Vericity Parties, by the Agents regarding the Agents contained in the Registration Statement and in the Prospectus is the Agent Information.

(b)

Each Agent, severally but not jointly, agrees to indemnify and hold harmless the Vericity Parties, their directors and officers, agents, and employees and each person, if any, who controls any of the Vericity Parties within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of Paragraph (c) below), joint or several, which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Vericity Parties and any such persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment of supplement thereto), the Prospectus (or any amendment of supplement thereto), any Issuer-Represented Free Writing Prospectus, or any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering, or (ii) are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that each Agent’s obligations under this Section shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering in reliance upon and in conformity with written information furnished to any of the Vericity Parties by such Agent or its representatives (including counsel) with respect to such Agent expressly for use therein; provided, that it is agreed and understood that the only information furnished in writing to the Vericity Parties by the Agents regarding the Agents contained in the Registration Statement and the Prospectus is the Agent Information.

(c)

Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 11, Section 12 or otherwise, except to the extent that such failure or delay causes actual harm to the indemnifying party with respect to such action, proceeding, claim or suit. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it reasonably acceptable to the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (unless an indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or in addition to those of other indemnified parties) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. The indemnifying party shall be liable for any settlement of any claim against the indemnified party (or its directors, officers, employees, affiliates or controlling persons) made with the indemnifying party’s consent, which consent shall not be unreasonably withheld. The indemnifying party shall not, without the written consent of indemnified party, settle or compromise any claim against the indemnified party based upon circumstances giving rise to an indemnification claim against the indemnifying party hereunder unless such settlement or compromise provides that indemnified party and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.

12. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 11 is due in accordance with its terms but is found in a final judgment by a court to be unavailable from the Vericity Parties or the Agents, the Vericity Parties and the Agents shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding, but after deducting any contribution received by the Vericity Parties or the Agents from persons other than the other parties thereto, who may also be liable for contribution) in such proportion so that (i) the Agents are responsible for that portion represented by the percentage that the fees paid to the Agents pursuant to Section 4 of this Agreement (not including expenses) (“Agent’s Fees”) bear to the total proceeds received by the Vericity Parties from the sale of the Shares in the Offering, net of the Agent’s Fees, and (ii) the Vericity Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Vericity Parties on the one hand and the Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Vericity Parties on the one hand and the Agents on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Vericity Parties on the one hand and the Agents on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offering, net of the Agent’s Fees, received by the Vericity Parties bear to the Agent’s Fees. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Vericity Parties on the one hand or the Agents on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Vericity Parties and the Agents agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agents shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agents under this Agreement. It is understood and agreed that the above-stated limitation on the Agents’ liability is essential to the Agents and that the Agents would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. For purposes of this Section 12, each of either Agent’s and the Vericity Parties’ officers and directors and each person, if any, who controls such Agent or any of the Vericity Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Vericity Parties and such Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 12, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 12, except to the extent that such failure or delay causes actual harm to the indemnifying party with respect to such action, proceeding, claim or suit. The obligations of the parties under this Section 12 and under Section 11 shall be in addition to any liability which the Vericity Parties and the Agents may otherwise have.

13. Survival. All representations, warranties and indemnities and other agreements contained in this Agreement or contained in certificates of officers of the Vericity Parties or the Agents submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agents or their respective controlling persons, or by or on behalf of the Vericity Parties and shall survive the issuance of the Shares.

14. Termination.

(a)	Agents may terminate this Agreement by giving the notice indicated below in this Section at any time after the date hereof and prior to the Closing Time as follows:

(i)

If any domestic or international event or act or occurrence has materially disrupted the United States securities markets such as to make it, in the Agents’ reasonable opinion, impracticable to proceed with the offering of the Shares; or if trading on the NYSE or the Nasdaq Stock Market shall have suspended (except that this shall not apply to the imposition of NYSE trading collars imposed on program trading); or if the United States shall have become involved in a war or major hostilities or escalation thereof; or if a general banking moratorium has been declared by a state or federal authority which has a material effect on the Vericity Parties on a consolidated basis; or if a moratorium in foreign exchange trading by major international banks or persons has been declared.

(ii)

In the event that (x) the Plan is abandoned or terminated by Members Mutual, (y) Vericity fails to consummate the sale of the minimum number of the Shares by September 30, 2019, in accordance with the provisions of the Plan, or (z) the Agents terminate this relationship because there has been a Material Adverse Effect, this Agreement shall terminate and no party to this Agreement shall have any obligation to the other hereunder, except that (1) the Vericity Parties shall remain liable for any amounts due pursuant to Sections 3, 4, 9, 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Agents of a warranty, representation or covenant and (2) the Agents shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Vericity Parties of a warranty, representation or covenant.

(iii)

If any of the conditions specified in Section 10 (except for Section 10(b)(4), Section 10(b)(5), and Section 10(e)) shall not have been fulfilled when and as required by this Agreement, or by the Closing Time, or waived in writing by the Agents, this Agreement and all of the Agents’ obligations hereunder may be canceled by the Agents by notifying Members Mutual or Vericity of such cancellation in writing at any time prior to the Closing Time, and any such cancellation shall be without liability of any party to any other party except that (x) the Vericity Parties shall remain liable for any amounts due pursuant to Section 4(b), so long as the Offerings are completed as described in the Prospectus, and Sections 9, 11 and 12 hereof, unless the transaction is not consummated due to breach by the Agents of a warranty, representation or covenant, and (y) the Agents shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Vericity Parties of a warranty, representation or covenant.

(iv)

If the Agents cancel this Agreement because any of the conditions specified in Section 10 (except for Section 10(b)(4), Section 10(b)(5), and Section 10(e)) shall not have been fulfilled when and as required by this Agreement, or by the Closing Time, or waived in writing by the Agents, then the provisions of the Advisory Letter Agreement shall continue in effect in accordance with the terms thereof, provided that in no event shall Agents receive payment pursuant to the Advisory Letter Agreement for any amounts for which payment has already been made pursuant to this Agreement.

(b)	If Agents elect to terminate this Agreement as provided in this Section, Members Mutual or Vericity shall be notified by the Agents as provided in Section 15 hereof.

(c)

Any of the Vericity Parties may terminate this Agreement in the event the Agents are in material breach of the representations, warranties or covenants contained in this Agreement and such breach has not been cured within a reasonable time period after the Vericity Party has provided the Agents with notice of such breach.

(d)	This Agreement may also be terminated by mutual written consent of the parties hereto.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed by United States certified mail, return receipt requested, or sent by a nationally recognized commercial courier promising next business day delivery (such as Federal Express) or transmitted by any standard form of telecommunication (such as facsimile or email) with confirming copy sent by regular U.S. mail. Notices shall be sent as follows:

If to Agents:	Raymond James & Associates, Inc.
222 Riverside Plaza
Suite 700
Chicago, Illinois 60606
Attention: Patrick T. DeLacey, Vice Chairman of Investment
Banking
Facsimile:
Email: pat.delacey@raymondjames.com

Griffin Financial Group, LLC
620 Freedom Business Center
Suite 200
King of Prussia, PA 19406
Attention: Jeffrey P. Waldron, Senior Managing Director
Facsimile: (610) 371-7974
Email: jpw@griffinfingroup.com

With a copy to:	Stevens & Lee
111 North Sixth Street
Reading, Pennsylvania 19601
Attention: Wesley R. Kelso
Facsimile: (610) 236-4176
Email: wrk@stevenslee.com

If to the Vericity Parties:	Members Mutual Holding Company
8700 W. Bryn Mawr Avenue, Suite 900S
Chicago, Illinois 60631
Attention: John Buchanan, Esq.,
General Counsel
Facsimile: (312) 288-0073
Email: John.Buchanan@fidelitylife.com

With a copy to:	Locke Lord LLP
111 South Wacker Drive
Chicago, Illinois 60606
Attention: J. Brett Pritchard, Esquire
Facsimile: (312) 896-6773
Email: bpritchard@lockelord.com

Any party may change the address or other information for notices set forth above by written notice to the other parties, which notice shall be given in accordance with this Section 15.

16. Parties. This Agreement shall inure to the benefit of and be binding upon the Agents and the Vericity Parties and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers, directors, agents and employees referred to in Sections 11 and 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained.

17. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

18. Governing Law and Construction. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules.

19. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Any signature delivered by facsimile or email (including any delivery by PDF) shall bind the parties hereto with the same effect as the delivery of a manually signed signature page.

20. Entire Agreement. This Agreement, including schedules and exhibits hereto, which are integral parts hereof and incorporated as though set forth in full, constitutes the entire agreement between the parties pertaining to the subject matter hereof superseding any and all prior or contemporaneous oral or prior written agreements, proposals, letters of intent and understandings (except for the Advisory Letter Agreement), and cannot be modified, changed, waived or terminated except by a writing which expressly states that it is an amendment, modification or waiver, refers to this Agreement and is signed by the party to be charged. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

21. Waiver of Trial by Jury. Each of the Agents and the Vericity Parties waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

Very truly yours,

VERICITY, INC.

By:
James Hohmann, Chief Executive Officer

FIDELITY LIFE ASSOCIATION

By:
James Hohmann, Chief Executive Officer

MEMBERS MUTUAL HOLDING COMPANY

By:
James Hohmann, Chief Executive Officer

[COUNTERPART SIGNATURE OF AGENTS ON FOLLOWING PAGE]

The foregoing Agency Agreement is hereby confirmed and accepted as of the date first set and above written.

RAYMOND JAMES & ASSOCIATES, INC.

By:
Patrick T. DeLacey, Vice Chairman of Investment Banking

GRIFFIN FINANCIAL GROUP, LLC

By:
Jeffery P. Waldron, Senior Managing Director

Exhibit A

Form of Comfort Letter from Deloitte Touche LLP